Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE Contacts MEDIA	Jim Sabourin	423 294 6300

	INVESTORS	Thomas A. H. White Madhavi Venkatesan	423 294 8996 423 294 1630

Unum Group Reports Fourth Quarter 2008 Results
Operating Performance Remains Strong;
Capital Management Targets Exceeded;
2009 Guidance Revised

CHATTANOOGA, Tenn. (February 3, 2009) – Unum Group (NYSE: UNM) today announced its results for the fourth quarter of 2008. The Company reported net income of $41.8 million ($0.13 per diluted common share) in the fourth quarter of 2008, compared to net income of $160.5 million ($0.44 per diluted common share) in the fourth quarter of 2007.

Included in the results for the fourth quarter of 2008 are net realized after-tax investment losses of $167.6 million ($0.50 per diluted common share), compared to net realized after-tax investment losses of $16.5 million ($0.05 per diluted common share) in the fourth quarter of 2007.  Net realized investment losses for the fourth quarter of 2008 include after-tax losses of $120.1 million ($0.36 per diluted common share) related to changes in the fair value of an embedded derivative in a modified coinsurance contract. Changes in the fair values of certain embedded derivatives are reported as realized investment gains and losses, as required under the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36 (DIG Issue B36), Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposure That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor Under Those Instruments. For the fourth quarter of 2007 the after-tax realized investment loss attributable to DIG Issue B36 was $23.3 million. The net after-tax realized investment losses related to the sale or write-down of securities was $47.5 million in the fourth quarter of 2008 compared to net gains of $6.8 million in the fourth quarter of 2007.

In addition to the investment gains and losses discussed above, results for the fourth quarter of 2007 included after-tax debt extinguishment costs of $36.1 million ($0.10 per diluted common share).

Adjusting for these items, income on an after-tax basis was $209.4 million ($0.63 per diluted common share) in the fourth quarter of 2008, compared to $213.1 million ($0.59 per diluted common share) in the fourth quarter of 2007.

“Overall, we are pleased with our operating performance for the fourth quarter of 2008, which capped a very solid year for us," said Thomas R. Watjen, president and chief executive officer.  "These results reflect the steps we have taken over the last few years to improve our operating effectiveness and strengthen our financial position and are a testament to the hard work of our people.  We enter 2009, an extremely challenging time, with a solid operating plan and a strong balance sheet and capital position.  I'm confident that by continuing to execute on our business plan, we can continue to successfully meet the challenges that lie ahead."

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.  Effective with the fourth quarter of 2008, we made slight modifications to our reporting segments to better align the debt of our securitizations with the business segments and to align the allocation of capital for Unum UK similar to that of Unum US and Colonial Life.  Specifically, we transferred the assets, non-recourse debt, and associated capital of Tailwind Holdings, LLC (Tailwind Holdings) and Northwind Holdings, LLC (Northwind Holdings) from our former Corporate segment to Unum US group disability and Individual Disability – Closed Block, respectively.  We transferred excess assets, capital in excess of target, and the associated investment income from Unum UK to our Corporate and Other segment.  We also modified the investment income allocation on capital supporting certain of our group disability and long-term care product lines within Unum US and have also aggregated our former Other segment and Corporate segment into one reporting segment.  Financial results previously reported have been revised to reflect these reclassifications.

Unum US Segment

Unum US reported operating income of $182.6 million in the fourth quarter of 2008, compared to operating income of $160.9 million in the fourth quarter of 2007. Premium income declined slightly to $1,246.6 million in the fourth quarter of 2008, from $1,248.1 million in the fourth quarter of 2007.

Within Unum US, the group disability line of business reported operating income of $59.7 million in the fourth quarter of 2008, compared to operating income of $43.2 million in the fourth quarter of 2007. The benefit ratio for this line in the fourth quarter of 2008 was 88.7 percent, compared to 91.5 percent in the fourth quarter of 2007. Continued improvement in the ratio resulted from a higher rate of claim recoveries in group long-term disability and favorable claims experience in group short-term disability. Underlying the favorable risk trends, improvements in the claims management process, implemented in prior periods, have continued to enhance the efficiency of our claims management processes, contributing to benefit ratio results. Premium income for the group disability line declined 3.3 percent to $569.2 million in the fourth quarter of 2008, compared to $588.6 million in the fourth quarter of 2007.  Increasing competition, along with softening economic conditions and the Company’s fundamental commitment to a disciplined approach to pricing, renewals, and risk selection, were all contributing factors to the decline in current quarter premium.  Sales of fully insured group long-term disability products increased by 2.8 percent to $77.4 million in the fourth quarter of 2008, compared to $75.3 million in the fourth quarter of 2007.  Sales of fully insured group short-term disability products increased by 25.0 percent to $31.0 million in the fourth quarter of 2008, compared to $24.8 million in the fourth quarter of 2007.  Premium persistency in the group long-term disability line of business was 87.8 percent for full year 2008, compared to 85.1 percent in 2007.  Case persistency for this line was 89.2 percent for full year 2008, compared to 88.4 percent for 2007.  Premium persistency in the group short-term disability line of business was 82.1 percent for full year 2008, compared to 74.0 percent for 2007. Case persistency for the line was 88.2 percent for full year 2008, compared to 87.4 percent for 2007.

The group life and accidental death and dismemberment line of business reported a 16.3 percent decrease in operating income to $50.3 million in the fourth quarter of 2008, compared to $60.1 million in the fourth quarter of 2007. The benefit ratio for the line increased slightly to 70.0 percent in the fourth quarter of 2008, from 69.5 percent in the same quarter a year ago, due to a decline in premium income and an increase in average claim size. Premium income for this line of business declined 3.0 percent to $297.1 million in the fourth quarter of 2008, compared to $306.4 million in the fourth quarter of 2007, continuing to reflect the Company’s ongoing disciplined approach to pricing, renewals, and risk selection, as well as increased competition and the effect of the slowing economy.  Sales of group life and accidental death and dismemberment products in the fourth quarter of 2008 increased 36.0 percent to $91.8 million, compared to $67.5 million in the fourth quarter of 2007.  Premium persistency in the group life line of business was 83.8 percent for full year 2008, compared to 78.8 percent for the comparable period in 2007.  Case persistency for full year 2008 was 89.1 percent and for the comparable period in 2007 was 87.7 percent.

The Unum US supplemental and voluntary lines of business reported a 26.0 percent increase in operating income to $72.6 million in the fourth quarter of 2008, compared to $57.6 million in the fourth quarter of 2007. All product lines reported year-over-year improvement in operating performance and contributed to overall improvement in the performance of the business line.  Premium income for supplemental and voluntary lines increased 7.7 percent to $380.3 million in the fourth quarter of 2008, compared to $353.1 million in the fourth quarter of 2007.  Sales in the voluntary benefits line of business increased 0.7 percent in the fourth quarter of 2008, and sales in the individual disability – recently issued line decreased 12.9 percent.  Long-term care sales decreased 19.0 percent compared with the year ago quarter due to the Company’s strategy to de-emphasize sales of individual long-term care policies and due to lower sales in the group long-term care line during the quarter.

Unum UK Segment

Unum UK reported operating income of $54.6 million in the fourth quarter of 2008, a 33.2 percent decrease, compared to $81.7 million in the fourth quarter of 2007. In local currency, operating income for the fourth quarter of 2008 decreased 13.5 percent to £34.6 million from £40.0 million in the fourth quarter of 2007. Results for the quarter, when translated into dollars, have been impacted by increased volatility in the foreign exchange markets, specific to the exchange rate of the dollar to British pound sterling. With the increased potential for further economic softening on a global scale, considerable uncertainty remains with respect to foreign exchange stabilization.

Operating income was impacted due to a higher benefit ratio and expense ratio in the fourth quarter of 2008 relative to the year ago quarter. The benefit ratio was 63.0 percent in the fourth quarter of 2008, compared to 60.8 percent in the fourth quarter of 2007. The increase in the benefit ratio for the current quarter resulted primarily from lower premium income in the quarter; claims experience across all product lines remained favorable as higher claim recoveries offset increased claims incidence in the group disability line. Expenses for the fourth quarter 2008 included $6.2 million, or £3.9 million in local currency, of expenses primarily related to employee termination costs.  These expenses were incurred to implement a disciplined cost management process intended to reduce future operating expenses and better align expenses with premium growth. Premium income decreased 27.5 percent to $182.3 million in the fourth quarter of 2008, compared to $251.4 million in the fourth quarter of 2007.  In local currency, premium income decreased 5.9 percent to £115.8 million in the fourth quarter of 2008, compared to £123.0 million in the fourth quarter of 2007.  Premium persistency in the group long-term disability line of business was 87.4 percent for full year 2008, compared to 88.0 percent for the comparable period in 2007. Premium persistency in the group life line of business was 74.9 percent for full year 2008, compared to 70.5 percent for full year 2007. Sales decreased 22.0 percent to $27.0 million in the fourth quarter of 2008, compared to $34.6 million in the fourth quarter of 2007.  In local currency, sales for the fourth quarter of 2008 increased 2.4 percent to £17.4 million, compared to £17.0 million in the fourth quarter of 2007.

Colonial Life Segment

Colonial Life reported a 12.8 percent increase in operating income to $66.3 million in the fourth quarter of 2008, compared to $58.8 million in the fourth quarter of 2007.  The benefit ratio in the fourth quarter of 2008 was 48.3 percent, compared to 48.0 percent for the same period in 2007, with unfavorable claims experience in the accident, sickness, and disability line of business and in the cancer and critical illness line offsetting the favorable experience in the life line of business.  Premium income for the fourth quarter of 2008 increased to $249.1 million, compared to $232.0 million in the fourth quarter of 2007.  Sales increased 1.1 percent to $115.4 million in the fourth quarter of 2008 from $114.2 million in the fourth quarter of 2007.  New accounts increased 6.2 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007.  Average weekly producers increased 5.6 percent in the fourth quarter of 2008 compared to the fourth quarter of 2007, while average weekly premium per agent decreased 4.3 percent.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $7.1 million in the fourth quarter of 2008, compared to $15.0 million in the fourth quarter of 2007.  The interest adjusted loss ratio for the segment was 82.6 percent in the fourth quarter of 2008, compared to 83.8 percent in the prior year fourth quarter, reflecting favorable risk experience in the quarter.  Net investment income for the segment declined 8.3 percent, to $188.9 million in the fourth quarter of 2008 from $206.0 million in the fourth quarter of 2007, primarily due to lower bond call premiums in the fourth quarter of 2008 relative to the fourth quarter of 2007.

Corporate and Other Segment

The Corporate and Other segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, in addition to results from certain insured products not actively marketed, reported a loss of $0.4 million in the fourth quarter of 2008, compared to a loss of $65.2 million in the fourth quarter of 2007. Results for the fourth quarter 2008 include $7.6 million of other income related to a refund of interest primarily attributable to prior tax years. Interest and debt expense in the fourth quarter of 2008 was $26.9 million, compared to $94.3 million in the fourth quarter of 2007, which includes before-tax debt extinguishment costs of $55.6 million in the fourth quarter of 2007.

OTHER INFORMATION

Capital Management

With the results of the fourth quarter 2008, the Company continued to exceed the target capital management metrics it formally outlined in October 2007. At the end of the fourth quarter of 2008, combined risk-based capital for its traditional US insurance companies was 327 percent, leverage equaled 21.5 percent, and holding company liquidity was $526 million.  Leverage is measured as total debt to total capital, which the Company defines as total long-term and short-term debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC.  Additionally, as previously reported, in December 2008, the Company established a new $250 million credit facility. The facility was established to provide a capital buffer equal to approximately a single year of fixed charges and was implemented as a prudent measure given current market and economic conditions.

Shares Outstanding

The Company’s average number of shares outstanding, assuming dilution, was 331.0 million for the fourth quarter of 2008, compared to 360.7 million for the fourth quarter of 2007. The actual number of shares outstanding at the end of the fourth quarter of 2008 was 331.1 million.

Book Value

Book value per common share as of December 31, 2008 was $19.32, compared to $22.28 at December 31, 2007.  Excluding net unrealized gains and losses on securities and the net gain on cash flow hedges, book value per common share at December 31, 2008 was $20.45, compared to $20.79 at December 31, 2007.

OUTLOOK

The Company is revising its previously stated guidance for full-year 2009 operating earnings per share from a range of $2.65 to $2.70 per share to a range of $2.45 to $2.55 per share.  Since the Company provided its initial 2009 guidance on November 11, 2008, economic and financial market conditions have deteriorated and resulted in two primary adjustments to the Company’s expectations for results in 2009; first, with the weakening of the British pound relative to the US dollar, the Company is now projecting an exchange rate of 1.50 instead of 1.65, and second, with the unfavorable rate of return on pension plan assets and lower discount rates for the Company’s pension liability, the Company now expects its 2009 pension costs (before tax) to be approximately $42.5 million higher than previously assumed.  In addition, but to a lesser extent, with the significant weakening of the US economy over the past three months, the Company now expects operating earnings, after translating Unum UK into US dollars, to be slightly below the level of 2008, compared to its initial guidance of growth of 4 percent to 6 percent.  The Company’s guidance for holding company liquidity and consolidated risk based capital for its US insurance companies is unchanged, and the Company’s guidance for its leverage ratio is adjusted to a range of 20 percent to 21 percent from its previous guidance of 18 percent to 19 percent.

CONFERENCE CALL INFORMATION

Unum Group senior management will host a conference call on Wednesday, February 4, 2009 at 9:00 a.m. (EST) to discuss the results of operations for the fourth quarter.  Included in the discussion will be forward-looking information, such as guidance on future results and trends in operations, as well as other material information.

The dial-in number for the conference call is (866) 293-8973 for U.S. and Canada.  For international callers, the dial-in number is (913) 312-1240.  A live webcast of the call will also be available on the Company’s website, at www.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast fifteen minutes prior to the start of the call.  A replay of the call will be available on the Company’s website through Wednesday, February 11, 2009.  In conjunction with the Company’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2008 will be available under “Quarterly Financials” in the “Investors” section of the Company’s website.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur.  The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure.  For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

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ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of group and individual disability insurance in the United States and the United Kingdom.

SAFE HARBOR STATEMENT

Statements in this press release that are not historical facts, such as the Company's earnings per share guidance and related analysis under "OUTLOOK" and management's statements about the Company's financial flexibility and business plan, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are made based on management's expectations, plans and beliefs concerning future developments.  These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  These risks and uncertainties include such matters as (1) unfavorable economic or business conditions, both domestic and foreign, including the continued financial market disruption; (2) investment results, including, but not limited to, realized investment losses resulting from impairments that differ from our assumptions and prior experience; (3) rating agency actions, state insurance department market conduct examinations and other inquiries, other government investigations and actions, and negative media attention; (4) changes in interest rates, credit spreads, and securities prices; (5) currency exchange rates; (6) changes in our financial strength and credit ratings; (7) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of risk management programs; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (10) the level and results of litigation; (11) effectiveness in supporting new product offerings and providing customer service; (12) actual experience in pricing, underwriting, and reserving that deviate from our assumptions; (13) lower than projected persistency and lower sales growth; (14) fluctuation in insurance reserve liabilities; (15) ability and willingness of reinsurers to meet their obligations; (16) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired and goodwill; (17) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (18) events or consequences relating to terrorism and acts of war, both domestic and foreign; (19) changes in accounting standards, practices or policies; (20) effectiveness of our risk management program; and (21) ability to recover our systems and information in the event of a disaster or unanticipated event.

For further information about risks and uncertainties that could affect actual results, see the Company's filings with the Securities and Exchange Commission, including information in the sections titled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequently filed Form 10-Qs.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007

Operating Revenue by Segment	$2,581.4	$2,669.3	$10,448.2	$10,585.1
Net Realized Investment Loss	(257.7)	(25.8)	(465.9)	(65.2)
Total Revenue	$2,323.7	$2,643.5	$9,982.3	$10,519.9

Operating Income by Segment	$310.2	$251.2	$1,289.9	$1,062.4
Net Realized Investment Loss	(257.7)	(25.8)	(465.9)	(65.2)
Income Tax	10.7	64.9	270.8	324.8
Income from Continuing Operations	41.8	160.5	553.2	672.4
Income from Discontinued Operations, Net of Tax	-	-	-	6.9
Net Income	$41.8	$160.5	$553.2	$679.3

PER SHARE INFORMATION
Assuming Dilution:
Income from Continuing Operations	$0.13	$0.44	$1.62	$1.89
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.13	$0.44	$1.62	$1.91

Basic:
Income from Continuing Operations	$0.13	$0.45	$1.62	$1.90
Income from Discontinued Operations, Net of Tax	-	-	-	0.02
Net Income	$0.13	$0.45	$1.62	$1.92

Weighted Average Common Shares - Basic (000s)	330,846.0	359,809.2	341,022.8	352,969.1
Weighted Average Common Shares - Assuming Dilution (000s)	330,981.5	360,707.6	341,560.3	355,776.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Three Months Ended
	December 31, 2008		December 31, 2007
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income, As Adjusted	$209.4	$0.63	$213.1	$0.59
Adjustments, After Tax
Net Realized Investment Loss	(167.6)	(0.50)	(16.5)	(0.05)
Debt Extinguishment Cost	-	-	(36.1)	(0.10)
Net Income	$41.8	$0.13	$160.5	$0.44

	As of December 31
	2008		2007
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$6,397.9	$19.32	$8,039.9	$22.28
Net Unrealized Gain (Loss) on Securities	(832.6)	(2.51)	356.1	0.99
Net Gain on Cash Flow Hedges	458.5	1.38	182.5	0.50
Total Stockholders' Equity, As Adjusted	$6,772.0	$20.45	$7,501.3	$20.79

	As of
	December 31
	2008
	(in millions)

Debt, As Reported	$2,449.9
Exclude Non-recourse Debt	843.2
Debt, As Adjusted	$1,606.7

Total Stockholders' Equity, As Reported	$6,397.9
Exclude Net Unrealized Loss on Securities and Net Gain on
Cash Flow Hedges	(374.1)
Exclude Northwind and Tailwind Capital	911.7
	5,860.3
Debt, As Adjusted	1,606.7
Total Capital, As Adjusted	$7,467.0

Debt to Capital Ratio	21.5%

* Assuming Dilution

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